Fourth Quarter 2024
Earnings Call
Video Update
Max K. Brodén

February 5, 2025

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q4 2024 CFO Video Update
February 5, 2025

Thank you for joining me as I provide a financial update on Aflac Incorporated's results for the fourth quarter of 2024.

For the quarter, adjusted earnings per diluted share increased 24.8% year over year to $1.56, with a $0.01 negative impact from FX in the quarter. In this quarter, remeasurement gains on reserves totaled $43 million reducing benefits. Variable investment income ran $17 million above our long-term return expectations.

Adjusted book value per share excluding foreign currency remeasurement increased 3.2%. The adjusted ROE was 12.0%, and 14.5% excluding FX remeasurement, an acceptable spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums for the quarter declined 5.4%. This decline reflects a ¥7.2 billion negative impact from an internal cancer reinsurance transaction executed in the fourth quarter 2024 and a ¥4.4 billion negative impact from paid up policies. In addition, there is a ¥300 million positive impact from deferred profit liability. At the same time, policies in force declined 2.3%.

Japan’s total benefit ratio came in at 66.5% for the quarter, up 40 basis points year over year, and 62.5% for the year. The third sector benefit ratio was 56.9% for the quarter, up approximately 70 basis points year over year. We estimate the impact from remeasurement gains to be approximately 100 basis points favorable to the benefit ratio in Q4 2024. Long-term experience trends, as they relate to treatments of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid at 93.4%, which was unchanged year over year and in line with our expectations.

Our expense ratio in Japan was 20.8% for the quarter, down 30 basis points year over year, driven primarily by decline in expenses. For the year, the expense ratio in Japan was 19.1%.

For the quarter, adjusted net investment income in yen terms was up 3.7%, as the transfer of assets to Aflac Re Bermuda associated with reinsurance and lower floating rate income was more than offset by higher returns from structured private credit, infrastructure and our alternatives portfolio. Adjusted net investment income was up 12.1% for the year.

The pretax margin for Japan in the quarter was 31.6%, up 120 basis points year over year; a very good result. For the full year, the pretax margin was even stronger, 36.0%, which is also the highest in 30 years.

Turning to U.S. results, net earned premium was up 2.7%. Persistency increased 70 basis points year over year to 79.3%.

Our U.S. total benefit ratio came in at 46.3%, 170 basis points higher than Q4 2023, driven by lower remeasurement gains than a year ago. We estimate that remeasurement gains impacted the benefit ratio by approximately 170 basis points in the quarter. Claims utilization has rebounded from depressed levels during the pandemic and are now more in line with our long term expectations. For the full year, the U.S. total benefit ratio was 46.8%.

Our expense ratio in the U.S. was 40.3%, down 310 basis points year over year, primarily driven by platforms improving scale and strong expense management. For the year, the U.S. expense ratio was 38.5%.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 170 basis points for the quarter. This is in line with our expectations, and we would expect this impact to decrease going forward as these businesses grow to scale and improve their profitability.

Adjusted net investment income in the U.S. was up 0.9% for the quarter, mainly driven by higher returns from alternatives, and 3.3% for year.

Profitability in the U.S. segment was solid, with a pretax margin of 19.7%, also a good result, as was the 21.1% for the full year.

We continue managing through the worst commercial real estate downturn in decades. During the quarter, we increased our CECL reserves associated with our commercial real estate portfolio by $40 million net of charge offs as property values remain at distressed valuations. We also foreclosed on two loans, adding them to our real estate owned portfolio. We continue to believe that the current distressed market does not reflect the true intrinsic value of our portfolio, which is why we are confident in our ability to take ownership of these assets, manage them through this cycle and maximize our recoveries.

Our portfolio of first lien senior secured middle market loans continued to perform well, with losses below our expectations for this point in the cycle.

In our corporate segment, we recorded a pretax loss of $4 million. Adjusted net investment income was $153 million higher than last year due to a combination of continued lower volume of tax credit investments, higher rates and asset balances, which included the impact of the reinsurance transaction in Q4 2024, which was similar in structure and economics in yen terms to our October 2023 transaction. These tax credit investments impacted the corporate net investment income line for U.S. GAAP purposes negatively by $46 million in the quarter with an associated credit to the tax line. The net impact to our bottom line was a positive $4 million in the quarter. To date, these investments are performing well and in line with our expectations.

Our capital position remains strong, and we ended the quarter with an SMR above 1,150%, and estimated ESR above 270%. Our combined RBC, while not finalized, we estimate to be greater than 650%. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. U.S. statutory impairments were $3 million, and there were ￥700 million of Japan FSA impairments in Q4. This is well within our expectations and with limited impact to both earnings and capital.

Our leverage was 19.7% for the quarter, which is just below our target range of 20% to 25%. As we hold approximately 60% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Unencumbered holding company liquidity stood at $4.1 billion, $2.3 billion above our minimum balance.

We repurchased $750 million of our own stock and paid dividends of $277 million in Q4, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

On December 3rd, we shared estimated ranges for annual key metrics for both segments for 2025 through 2027 at our Financial Analysts Briefing, and we continue to stand by those ranges. However, for 2025, we expect that the benefit ratio in Japan will be toward the higher end of the 64% to 66% range, and we continue to expect the expense ratio to be on the lower end of the 20% to 23% range as we pursue various growth and strategic initiatives. As a result, we expect Aflac Japan's pretax profit margin to be at the lower end of the 30% to 33% range. In the U.S., we expect the benefit ratio for 2025 to be at the lower end of the 48% to 52% range and the expense ratio to be at the upper end of the 36% to 39% range as we continue to scale new business lines. At the same time, we expect pretax profit margin for 2025 in the U.S. to be at the upper end of the 17% to 20% range.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.